Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Pacific Office Properties Trust, Inc. for the registration of 14,299,267 shares of common stock and to the incorporation by reference therein of our report dated March 22, 2010, with respect to the consolidated financial statements and schedule of Pacific Office Properties Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/Ernst & Young, LLP

March 24, 2010

Los Angeles, California